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                                                                   EXHIBIT 10.18


                                    ARTICLE 6

                                   TERMINATION

     Section 6.1. Term. The term of this Agreement shall begin on the date hereof and shall end 36 months from the Effective Date or as otherwise set forth in Section 6.2.

     Section 6.2. Other Termination.

          (a) This Agreement shall terminate upon one (1) Trading Day's notice if (i) an event resulting in a Material Adverse Effect has occurred and has not been cured for a period of 60 days, (ii) the Common Stock is de-listed from the Principal Market unless such de-listing is in connection with the Company's subsequent listing of the Common Stock on the Nasdaq National Market, Nasdaq SmallCap Market, the American Stock Exchange or the New York Stock Exchange, or (iii) the Company files for protection from creditors under any applicable law.

          (b) The Company may terminate this Agreement upon one (1) Trading Day's notice if the Purchaser shall fail to fund one properly noticed Draw Down within five (5) Trading Days of the end of the applicable Settlement Period.

     Section 6.3. Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 6.1 or 6.2 herein, this Agreement shall become void and of no further force and effect, except for Sections 8.1 and 8.2, and
Article 7 herein. Nothing in this Section 6.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company or the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                    ARTICLE 7

                                 INDEMNIFICATION

     Section 7.1. General Indemnity.

          (a) The Company agrees to indemnify and hold harmless the Purchaser (and its directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by the Purchaser as a result of any material inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

          (b) The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any

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